Exhibit 5.4

[LETTERHEAD OF MORRISON & FOERSTER LLP]

March 5, 2015

HSBC USA Inc.

452 Fifth Avenue

New York, New York 10018

Re: HSBC USA Inc. – ELEMENTSSM Linked to the S&P Commodity Trends Indicator – Total Return due June 16, 2023

Ladies and Gentlemen:

We have acted as counsel to HSBC USA Inc., a Maryland corporation (the “Company”), in connection with the above-referenced senior debt securities (the “Notes”), which will be issued from time to time by the Company. The offerings of the Notes have been registered with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), pursuant to a shelf registration statement on Form S-3 (the “Registration Statement”).

The Notes have been, and additional Notes (the “Additional Notes”) will be, issued pursuant to the Senior Indenture, dated as of March 31, 2006 between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Senior Indenture”).

In connection with this opinion, we have examined such documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinion set forth herein. We also have examined the Registration Statement, the Senior Indenture and the form of the Notes.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii) limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Indenture or the Notes, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;

(iii) our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities; and

(iv) we express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America, as in effect on the date hereof.

March 5, 2015

Page Two

Based on the foregoing, it is our opinion that when the Additional Notes have been duly executed, delivered and authenticated in accordance with the Senior Indenture and issued and paid for as contemplated by the Registration Statement, the Additional Notes will be valid, binding and enforceable obligations of the Company, entitled to the benefits of the Senior Indenture.

We hereby consent to the use of our name under the heading “Legal Opinions” in the Registration Statement to be filed by the Company with the Commission. We further consent to your filing a copy of this opinion as Exhibit 5.4 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP